UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Karuna Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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April 29, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Karuna Therapeutics, Inc. (the “Company” or “Karuna”). The meeting will be held online on June 15, 2020 at 11:30 a.m., Eastern Time. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/KRTX2020, where you will be able to vote electronically and submit questions. You will need the 16-digit control number, which is located on the Notice of Internet Availability that you received in the mail, on your proxy card or in the instructions accompanying your proxy materials, to attend the annual meeting.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

At this Annual Meeting, the agenda includes the election of one Class I director for a three-year term and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Under Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to shareholders via the Internet. Accordingly, you can access the proxy materials and vote at www.proxyvote.com. Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting that you received in the mail. Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote online during the virtual meeting if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on June 15, 2020. Your investment and continuing interest in the Company are very much appreciated.

Sincerely,

/s/ Steven Paul, M.D.
Steven Paul, M.D.
Chief Executive Officer, President and Chairman

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Time	11:30 a.m., Eastern Time

Date	Monday, June 15, 2020

Place	Online at www.virtualshareholdermeeting.com/KRTX2020

Purpose

To elect Heather Preston, M.D. as a Class I member of the board of directors, to serve until the Company’s 2023 Annual Meeting of Stockholders and until her successor is duly elected and qualified;

To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date	The board of directors has fixed the close of business on April 24, 2020 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. In order to be able to attend the meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card, or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

Voting by Proxy	If you are a stockholder of record, please vote via the Internet or, for shares held in street name, please vote in accordance with the voting instruction form you receive from your broker or nominee as soon as possible so your shares can be voted at the meeting. You may submit your voting instruction form by mail. If you are a stockholder of record, you may also vote by telephone or by submitting a proxy card by mail. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

By order of the Board of Directors,

/s/ Troy Ignelzi
Troy Ignelzi Secretary

Boston, Massachusetts

April 29, 2020

Important Notice Regarding the Internet Availability of Proxy Materials for the Company’s 2020 Annual Meeting of Stockholders to Be Held on June 15, 2020: The Notice of 2020 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available at www.karunatx.com by following the link for “Investors & Media.”

KARUNA THERAPEUTICS, INC.

33 Arch Street

Suite 3110

BOSTON, MASSACHUSETTS 02110

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2020

AT 11:30 AM EDT

GENERAL INFORMATION

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 29, 2020, we will begin mailing to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2019 Annual Report. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the Internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. For shares held in street name (held for your account by a broker or other nominee), you will receive a voting instruction form from your broker or nominee. The Annual Report on Form 10-K for the year ended December 31, 2019 is available on our website at www.karunatx.com by following the link for “Investors & Media.”

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the Internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials, will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to holders of record and beneficial owners of our common stock starting on or around April 29, 2020. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card, and Annual Report on Form 10-K, on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to stockholders by mail. The Notice of Internet Availability will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail, or electronically by e-mail, on an ongoing basis for future stockholder meetings. Please note that while our proxy materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

Who is soliciting my vote?

The board of directors of Karuna Therapeutics, Inc. is soliciting your vote for the 2020 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The board of directors has fixed the record date for the Annual Meeting as of the close of business on April 24, 2020.

How many votes can be cast by all stockholders?

A total of 26,130,120 shares of common stock of the Company were outstanding on April 24, 2020 and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. Access the website of the Company’s tabulator, Broadridge, at: www.proxyvote.com, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

•

By Telephone. Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada, and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

•

By Mail. Complete and mail a proxy card in the enclosed postage prepaid envelope to Broadridge. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the director nominee named herein to the Company’s board of directors and FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof. If you are mailed or otherwise receive or obtain a proxy card or voting instruction form, and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction form.

•	By Internet at the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/KRTX2020.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares by mail.

How do I attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/KRTX2020. The webcast will start at 11:30 a.m. Eastern Time on June 15, 2020. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice of Internet Availability, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

What are the Board of Director’s recommendations on how to vote my shares?

The board of directors recommends a vote:

Proposal 1: FOR election of the one Class I director nominee (page 6)

Proposal 2: FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm (page 35)

Who pays the cost for soliciting proxies?

The Company will pay the cost for the solicitation of proxies by the board of directors. The solicitation of proxies will be made primarily by mail and through internet access to materials. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of the Company without any remuneration to such individuals other than their regular compensation. The Company will also reimburse brokers, banks, custodians, other nominees, and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting. If your shares are held in street name, your bank, broker or other nominee may under certain circumstances vote your shares if you do not timely return your proxy. Banks, brokers and other nominees can vote customers’ unvoted shares on routine matters, but cannot vote such shares on non-routine matters. If you do not timely return a proxy to your bank, broker or other nominee to vote your shares, your bank, broker or other nominee may, on routine matters, either vote your shares or leave your shares unvoted. Your bank, broker or other nominee cannot vote your shares on any non-routine matter. The election of directors (Proposal 1) is a non-routine matter. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your bank, broker or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility. You may also attend the virtual meeting and vote during the meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, by virtual attendance or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting virtually will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item and how are votes counted?

Votes cast by proxy or online at the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting. The tabulators will count all votes FOR and AGAINST, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not have the effect of votes in opposition to such proposals. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

•	Proposal 1 - Election of one Class I director nominee

The nominee for director to receive the highest number of votes FOR election will be elected as a director. This is called a plurality. Proposal 1 is a non-routine matter. Therefore, if your shares are held by your brokerage firm in street name and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee. As a result, such “broker non-votes” will have no effect on the voting on Proposal 1. You may:

•	vote FOR the nominee; or

•	WITHHOLD your vote from the nominee.

Votes that are withheld will not be included in the vote tally for the election of the director and will not affect the results of the vote.

•	Proposal 2 - Ratification of selection of KPMG LLP as our independent registered public accounting firm

To approve Proposal 2, holders of a majority of the votes cast on the matter must vote FOR the proposal. For the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2020 fiscal year, the votes cast FOR must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 2. Proposal 2 is a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your shares on Proposal 2.

If there are insufficient votes to approve Proposals 1 or 2, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Could other matters be decided at the Annual Meeting?

The Company does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Technical support will be available starting at 11:15 a.m. Eastern Time on June 15, 2020 and will remain available until the Annual Meeting has ended.

Implications of being an “emerging growth company” and smaller reporting company.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until December 31, 2024, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter or (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates was less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year as of the end of our most recently completed second fiscal quarter. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Troy Ignelzi, Chief Financial Officer and Secretary of the Company, at (857) 449-2244. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Heather Preston, M.D. is the director whose term expires at this Annual Meeting and Dr. Preston has been nominated for and has agreed to stand for re-election to the board of directors to serve as a Class I director of the Company until the 2023 Annual Meeting and until her successor is duly elected and qualified.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the board of directors will be voted for the election of the director nominee listed below. We have no reason to believe that the director nominee will be unavailable for election at the Annual Meeting. In the event that the director nominee is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors to be elected at the Annual Meeting. Pursuant to the By-laws, the board of directors has fixed the number of directors at eight as of the date of this year’s Annual Meeting of Stockholders. Vacancies on the board of directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by the stockholders. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

Information relating to the director nominee and each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material is shown below.

Voting Requirement to Approve Proposal

For Proposal 1, the one nominee receiving the plurality of votes properly cast will be elected as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THIS DIRECTOR NOMINEE FOR CLASS I DIRECTOR:

HEATHER PRESTON, M.D. (PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following table sets forth information concerning our directors as of April 24, 2020. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the board of directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS I DIRECTOR NOMINEE - FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
Heather Preston, M.D. has served as a member of our board of directors since March 2019. Dr. Preston has been the Managing Partner of Pivotal bioVenture Partners since July 2018, and previously she was a Firm Partner and Managing Director of TPG Biotech, a biotechnology venture capital firm, from May 2005 to July 2018. Prior to joining TPG Biotech, Dr. Preston was a medical device and biotechnology venture capital investor at JP Morgan Partners, LLC, and an Entrepreneur-in-Residence at New Enterprise Associates, a diversified venture capital firm. Before her investing career, she spent five years as a leader of the healthcare practice at Mckinsey & Co., advising large pharmaceutical and biotechnology companies on strategic issues. Dr. Preston holds a B.Sc.Hons degree in biochemistry from the University of London and an M.B.B.Chir degree in medicine from the University of Oxford. After leaving Oxford, Dr. Preston completed a post-doctoral fellowship in molecular biology at the Dana Farber Cancer Institute, Harvard University. Dr. Preston is trained in Internal Medicine at the Massachusetts General Hospital and then sub-specialized in Gastroenterology and Hepatology at U.C.S.F. She currently serves on the boards of directors of Otonomy, Inc., Oxford BioMedica plc and Entasis Therapeutics Holdings Inc., previously served on the board of directors of Alder Biopharmaceuticals Inc. and Albireo Pharma, Inc. and currently serves on the boards of directors of a number of private companies. Our board of directors believes that Dr. Preston is qualified to serve on our board of directors due to her experience working with and serving on the boards of directors of life sciences companies and her experience working in the venture capital industry.	54	March 2019

CLASS II DIRECTORS – TERM EXPIRING AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
Jeffrey Jonas, M.D. has served as a member of our board of directors since October 2018. Dr. Jonas has been the Chief Executive Officer and President and a member of the board of directors of Sage Therapeutics, Inc. (NASDAQ: SAGE) since August 2013. From November 2012 to August 2013, Dr. Jonas served as the President of the Regenerative Medicine Division of Shire plc, or Shire, and from July 2008 to November 2012 as Senior Vice President of Research and Development, Pharmaceuticals at Shire. From February 2007 to July 2008, Dr. Jonas served as the Executive Vice President of Ionis Pharmaceuticals, Inc., formerly known as ISIS Pharmaceuticals, Inc., from January 2002 to January 2007 as Chief Medical Officer and Executive Vice President of Forest Laboratories, Inc. and from 1991 to 1996 in senior-level positions at Upjohn Laboratories. Dr. Jonas also founded AVAX Technologies, Inc. and SCEPTOR Industries, Inc., where he served as the Chief Executive Officer, President and a Director. Dr. Jonas received his B.A. from Amherst College and M.D. from Harvard Medical School. He completed a residency in psychiatry at Harvard Medical School, and he served as Chief Resident in psychopharmacology at McLean Hospital, Harvard Medical School. Our board of directors believes that Dr. Jonas is qualified to serve on our	67	October 2018

CLASS II DIRECTORS – TERM EXPIRING AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
board of directors due to his more than 20 years of experience on both the scientific and business sides of the pharmaceutical and healthcare industries, particularly in the Central Nervous System (CNS) field.

James Healy, M.D., Ph.D. has served on our board of directors since June 2019. Dr. Healy has been a General Partner of Sofinnova Investments (formerly Sofinnova Ventures), a biotech investment firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Ascendis Pharma A/S (NASDAQ: ASND), Coherus BioSciences, Inc. (NASDAQ: CHRS), Iterum Therapeutics, PLC (NASDAQ: ITRM), Natera, Inc. (NASDAQ: NTRA), NuCana PLC (NASDAQ: NCNA), ObsEva SA (NASDAQ: OBSV) and Y-mAbs Therapeutics, Inc. (NASDAQ: YMAB) and several private companies. Previously, he served as a board member of Amarin Corporation, Auris Medical Holding AG, Edge Therapeutics, Inc., Hyperion Therapeutics, Inc., InterMune, Inc., Anthera Pharmaceuticals, Inc., Durata Therapeutics, Inc., CoTherix, Inc., Movetis NV and several private companies. In 2011, Dr. Healy won the IBF Risk Innovator Award and was named as one of the industry’s top leading Life Science investors in 2013 by Forbes Magazine. Dr. Healy received an M.D. and a Ph.D. in Immunology from Stanford University School of Medicine and holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies from the University of California, Berkeley. Our board of directors believes that Dr. Healy is qualified to serve on our board of directors due to his experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry.	55	June 2019

Robert Nelsen has served as a member of our board of directors since August 2018. Mr. Nelsen co-founded ARCH Venture Partners in 1986 and currently serves as a Managing Director. Mr. Nelsen currently serves on the board of directors of Denali Therapeutics, Inc. (NASDAQ: DNLI) and Unity Biotechnology, Inc. (NASDAQ: UBX) and on the boards of a number of private companies. Mr. Nelsen served on the boards of Agios Pharmaceuticals Inc. (NASDAQ: AGIO) from 2007 to 2017, Fate Therapeutics, Inc. (NASDAQ: FATE) from 2007 to 2014, Syros Pharmaceuticals, Inc. (NASDAQ: SYRS) from 2012 to 2018, Sage Therapeutics, Inc. (NASDAQ: SAGE) from 2013 to 2016, Juno Therapeutics, Inc. (NASDAQ: JUNO) from 2013 to 2018, when it was acquired by Celgene Corporation, Bellerophon Therapeutics, Inc. (NASDAQ: BLPH) from 2014 to 2015, Sienna Biopharmaceuticals, Inc. (NASDAQ: SNNA) from 2015 to 2018 and Gossamer Bio, Inc. from 2017 to 2018, prior to its initial public offering. He previously served as a Trustee of the Fred Hutchinson Cancer Research Institute, the Institute for Systems Biology, and was a director of the National Venture Capital Association. Mr. Nelsen holds an M.B.A. from the University of Chicago and a B.S. from the University of Puget Sound with majors in Economics and Biology. Our board of directors believes that Mr. Nelsen is qualified to serve on our board of directors due to his venture capital experience in the biotechnology industry.	56	August 2018

Christopher J. Coughlin has served as a member of our board of directors since April 2020. Mr. Coughlin served as Senior Advisor to the CEO and Board of Directors of Tyco until September 2012. Prior to that, he was Executive Vice President and Chief Financial Officer of Tyco International from 2005 to 2010. During his tenure, he played a central role in the separation of Tyco into five independent, public companies. Prior to joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 2003 to	67	April 2020

CLASS II DIRECTORS – TERM EXPIRING AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
December 2004 and as Chief Financial Officer from August 2003 to June 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. Prior to that, he was Executive Vice President of Nabisco Holdings and President of Nabisco International. From 1981 to 1996 he held various positions, including Chief Financial Officer, at Sterling Winthrop. Mr. Coughlin currently serves on the board of directors of Allergan plc, Alexion Pharmaceuticals, Inc. and Prestige Consumer Healthcare Inc. Mr. Coughlin also previously served on the board of directors of Dun & Bradstreet Corp. and Hologic Inc. Mr. Coughlin received a B.S. in accounting from Boston College. Our board of directors believes that Mr. Coughlin is qualified to serve on our board of directors due to his extensive experience in complex financial and accounting matters, including public accounting and reporting, and his broad experience as a public company director.

CLASS III DIRECTORS – TERM EXPIRING AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS	AGE	DIRECTOR SINCE
Edmund Harrigan, M.D. has served as a member of our board of directors since March 2011. Dr. Harrigan served in a variety of roles at Pfizer Inc. from March 2003 to July 2015, most recently serving as Senior Vice President of Worldwide Safety and Regulatory. Dr. Harrigan’s previous executive leadership roles at Pfizer included serving as Senior Vice President, Head of Worldwide Business Development, Senior Vice President, Head of Worldwide Regulatory Affairs and Quality Assurance, and Vice President, Head of Neuroscience and Ophthalmology. Before entering the pharmaceutical industry in 1990, Dr. Harrigan was a practicing neurologist for seven years. He currently serves on the board of directors of Acadia Pharmaceuticals, Inc. (NASDAQ: ACAD), Bellicum Pharmaceuticals, Inc. (NASDAQ: BLCM), PhaseBio Pharmaceuticals, Inc. (NASDAQ: PHAS) and Incyte Corporation (NASDAQ: INCY). Dr. Harrigan earned his B.A. degree in Chemistry from St. Anselm College and holds an M.D. from the University of Massachusetts at Worcester. Our board of directors believes that Dr. Harrigan is qualified to serve on our board of directors due to his scientific and business experience in the pharmaceutical and healthcare industries.	67	March 2011

Atul Pande, M.D. has served on our board of directors since June 2019. Dr. Pande has served as Chief Medical Advisor of PureTech Health plc since February 2018, and previously served as its Chief Medical Officer since February 2017 and a Senior Advisor from July 2016 through February 2017. Dr. Pande has also served as President and Chief Executive Officer of Verity BioConsulting LLC, a drug development consulting firm, since 2014. He previously served as Chief Medical Officer of Tal Medical, Inc., a clinical-stage medical device company, from December 2014 to December 2017. From 2007 to April 2014, Dr. Pande was Senior Vice President and Senior Advisor, Pharmaceutical R&D at GlaxoSmithKline plc, a pharmaceutical company. He has also held senior roles at Pfizer Inc., Parke-Davis/Warner-Lambert, a subsidiary of Pfizer Inc., and Lilly Research Laboratories, a division of Eli Lilly & Co., all of which are pharmaceutical companies. Dr. Pande is also a non-executive board member of Autifony Therapeutics Limited, a biotechnology company, and Axovant Sciences Ltd. (NASDAQ: AXGT) and serves on the Scientific Advisory Boards of Cennerv Pharma PTE LTD and Centrexion Corporation. Dr. Pande received his MBBS (Bachelor of Medicine, Bachelor of Surgery) and his M.D. from the University of Lucknow, India and completed his research fellowship training in psychiatry at the University of Michigan Medical School and his postgraduate specialty training and psychiatry residency program at	65	June 2019

Western University. Our board of directors believes that Dr. Pande is qualified to serve on our board of directors due to his significant medical background and extensive experience in the life science industry.

Steven Paul, M.D. has served as our Chairman and Chief Executive Officer since August 2018 and as a member of our board of directors since March 2018. Previously, Dr. Paul was the President and Chief Executive Officer of Voyager Therapeutics, Inc. from September 2014 to August 2018. Dr. Paul also serves as a venture partner at Third Rock Ventures, LLC, a life sciences venture capital firm. Together with Third Rock, Dr. Paul co-founded Sage Therapeutics, Inc. and Voyager Therapeutics, Inc. From August 2010 to September 2014, Dr. Paul was a professor of neuroscience, psychiatry and pharmacology at Weill Cornell Medical College. Prior to that, from 1993 to 2010, Dr. Paul held several key positions at Eli Lilly and Company, or Eli Lilly, including Executive Vice President for Science and Technology, President of the Lilly Research Laboratories, Vice President of Neuroscience (CNS) Research and Group Vice President of Discovery Research. Prior to Eli Lilly, from 1988 to 1993, Dr. Paul served as the Scientific Director of the National Institute of Mental Health, or NIMH. From 1982 to 1988 Dr. Paul served as a laboratory branch chief and tenured investigator at NIMH. Dr. Paul also served as Medical Director in the Commissioned Corps of the United States Public Health Service. Dr. Paul is an elected fellow of the American Association for the Advancement of Science and a member of the National Academy of Medicine. Dr. Paul is currently on the board of directors or is a trustee of several organizations, including Sage Therapeutics, Inc. (NASDAQ: SAGE), Voyager Therapeutics, Inc. (NASDAQ: VYGR), Alnylam Pharmaceuticals, Inc. (NASDAQ: ALNY) and the Foundation for the National Institutes of Health, or FNIH. In the past five years, Dr. Paul also served on the board of Sigma Aldrich Corporation (NASDAQ: SIAL). Dr. Paul was appointed by the Secretary of the Department of Health and Human Services as a member of the advisory committee to the Director of the NIH from 2001 to 2006. Dr. Paul was also a member of the National Advisory Mental Health Council (2008-2012) and is board certified by the American Board of Psychiatry and Neurology. Dr. Paul received his B.A. in Biology and Psychology from Tulane University, and his M.S. and M.D. degrees from the Tulane University School of Medicine. Our board of directors believes that Dr. Paul is qualified to serve on our board of directors due to his extensive career in neuroscience and his leadership and managerial experiences at various pharmaceutical and biotechnology companies and healthcare organizations.	69	August 2018

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, as of April 24, 2020:

Name	Age	Position(s)
Executive Officers:
Steven Paul, M.D. (1)	69	Chief Executive Officer, President and Chairman
Andrew Miller, Ph.D.	38	Chief Operating Officer
Stephen Brannan, M.D.	63	Chief Medical Officer
Troy Ignelzi	52	Chief Financial Officer

(1)	Dr. Paul is also a director of the Company and his biographical information appears on page 10.

Andrew Miller, Ph.D. has served as our Chief Operating Officer since August 2018 and served as a member of our board of directors from April 2012 to March 2019. Dr. Miller was our founder and prior to serving as our Chief Operating Officer, he was our President and Chief Executive Officer from July 2016 to August 2018. From August 2008 to July 2016, Dr. Miller held several positions at PureTech Health plc, last serving as a Vice President, Venture Partner at PureTech Health plc, and in such capacity served as Chief Operating Officer of Tal Medical and acting Chief Operating Officer of Entrega, Inc. He is currently a member of the board of directors of Entrega, Inc. Dr. Miller received a B.S. in Chemical Engineering from the University of Illinois with highest honors and completed his Ph.D. in Chemical Engineering at the Massachusetts Institute of Technology.

Stephen Brannan, M.D. has served as our Chief Medical Officer since March 2017. From July 2016 to February 2017, Dr. Brannan was an independent consultant. Prior to that, he served as the Vice President Clinical Research and Medical Affairs at Forum Pharmaceuticals Inc. from August 2015 to June 2016. From May 2011 to August 2015, Dr. Brannan served as the Therapeutic Head of Neuroscience at Takeda Pharmaceutical Company. Dr. Brannan has been active in the development of multiple important central nervous system treatments including Cymbalta, Exelon Patch, Trintellix, and VNS for Treatment Resistant Depression while holding various roles at Forum, Takeda, Novartis, Cyberonics and Eli Lilly. Prior to joining the pharmaceutical industry, Dr. Brannan worked on the faculty at the University of Texas Health Science Center at San Antonio (UTHSCSA). Dr. Brannan trained in psychiatry at UTHSCSA, received his A.B. from Harvard College and holds a M.D. degree from the University of Texas Health Science Center at Dallas (Southwestern Medical School).

Troy Ignelzi has served as our Chief Financial Officer since March 2019. Prior to that, Mr. Ignelzi was the Chief Financial Officer of scPharmaceuticals Inc. from March 2016 to February 2019, and provided consulting services to scPharmaceuticals Inc. in February and March 2016. Mr. Ignelzi previously served as Chief Financial Officer and as a member of the executive leadership teams at Juventas Therapeutics Inc., a privately held biotechnology company, from October 2014 to February 2016. From October 2013 to October 2014, Mr. Ignelzi served as Senior Vice President—Operations and Business Development of Pharmalex GmbH. Prior to Pharmalex, Mr. Ignelzi was Vice President—Business Development at Esperion Therapeutics, Inc., a public pharmaceutical company, from January 2009 to September 2013. Mr. Ignelzi served as Vice President, Business Development & Strategic Planning at Insys Therapeutics, Inc., a specialty pharmaceutical company, from February 2007 to February 2009. Previously, Mr. Ignelzi had served as a specialty senior sales representative at Eli Lilly from February 2002 to August 2005. Mr. Ignelzi holds a B.S. in Accounting from Ferris State University.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

We currently have eight directors and the terms of office of the directors are divided into three classes:

•	Class I, whose term will expire at the Annual Meeting of Stockholders to be held in 2020;

•	Class II, whose term will expire at the Annual Meeting of Stockholders to be held in 2021; and

•	Class III, whose term will expire at the Annual Meeting of Stockholders to be held in 2022.

Class I consists of Heather Preston, M.D., Class II consists of Christopher Coughlin, James Healy, M.D., Ph.D., Jeffrey Jonas, M.D. and Robert Nelsen, and Class III consists of Edmund Harrigan, M.D., Atul Pande, M.D. and Steven Paul, M.D. At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire shall serve from the time of election and qualification until the third Annual Meeting following election and until their successors are duly elected and qualified. A resolution of the board of directors may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

Board Independence

Our board of directors has determined, upon the recommendation of our Nominating and Corporate Governance Committee, that each of our directors, except for Steven Paul, M.D., who serves as our President and Chief Executive Officer, and Jeffrey Jonas, M.D., who serves as the Chief Executive Officer of Sage Therapeutics, Inc., where Dr. Paul serves as a member of the compensation committee, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq Stock Market, or Nasdaq, rules and the SEC. Bharat Chowrira, J.D., Ph.D., who served on our board of directors until December 2, 2019, was independent within the meaning of the director independence standards of Nasdaq rules and the SEC. At least annually, our board of directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our board of directors will make an annual determination of whether each director is independent within the meaning of Nasdaq and SEC independence standards.

Board Meetings and Attendance

Our board of directors held six meetings during the fiscal year ended December 31, 2019. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which he or she served during the fiscal year ended December 31, 2019 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). The Company encourages its directors to attend the Annual Meeting of Stockholders.

Board Committees

Our board of directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors, and is described more fully below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the board of directors for approval. The charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are all available on our website at www.karunatx.com under “Investors & Media” at “Corporate Governance” and “Charters and Governance.”

Audit Committee

Our Audit Committee is currently composed of Christopher Coughlin, Edmund Harrigan, M.D. and James Healy, M.D., Ph.D., with Mr. Coughlin serving as chair of the committee. Our board of directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Our board of directors has determined that each of Mr. Coughlin and Dr. Healy is an “audit committee financial expert” within the meaning of the SEC regulations and applicable listing standards of Nasdaq. During the fiscal year ended December 31, 2019, the Audit Committee met two times. The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.” The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

Compensation Committee

Our Compensation Committee is currently composed of Edmund Harrigan, M.D., Robert Nelsen and Atul Pande, M.D., with Dr. Harrigan serving as chair of the committee. Our board of directors has determined that each member of the Compensation Committee is “independent” as defined under the applicable listing standards of Nasdaq. During the fiscal year ended December 31, 2019, the Compensation Committee met three times. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and making recommendations to our board of directors about our policies and procedures for the grant of equity-based awards;

•	evaluating and making recommendations to the board of directors about director compensation;

•	preparing the Compensation Committee report required by SEC rules, if and when required, to be included in this proxy statement; and

•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Historically, our Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and analyses of executive and director compensation paid at a peer group of other companies approved by our Compensation Committee. In 2019, the Compensation Committee also retained the services of Radford, an AON Hewitt company, as its external compensation consultant and considered Radford’s input on certain compensation matters as they deemed appropriate. The Compensation Committee may delegate its authority to grant certain equity awards to one or more officers of the Company, including our Chief Executive Officer, and in 2019 it has delegated such authority to Steven Paul, M.D.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Jeffrey Jonas, M.D. and Heather Preston, M.D., with Dr. Preston serving as chair of the committee. Our board of directors has determined that Dr. Preston is “independent” as defined under the applicable listing standards of Nasdaq. During fiscal year ended December 31, 2019, the Nominating and Corporate Governance Committee did not meet. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

We believe that the composition and functioning of our Nominating and Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq Rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Our board of directors may from time to time establish other committees.

Identifying and Evaluating Director Nominees

Our board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

Minimum Qualifications

Our Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board’s selection as director nominees for the Board and as candidates for appointment to the Board’s committees: a nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; a nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition; a nominee shall be well regarded in the community and shall have a long-term reputation for high ethical and moral standards; a nominee shall have sufficient time and availability to devote to our affairs, particularly in light of the number of boards of directors on which such nominee may serve; and, to the extent a nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

In evaluating prospective director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, diversity, including but not limited to race, gender or national origin, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board. We have no formal policy regarding board diversity. Our Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of our company through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy adopted by the Nominating and Corporate Governance Committee provides that candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

Non-Management Director Meetings

In addition to the meetings of the committees of the board of directors described above, in connection with the board of directors’ meetings, the non-management directors met six times in executive session during the fiscal year ended December 31, 2019.

Communication with the Directors of Karuna Therapeutics

Any interested party with concerns about our company may report such concerns to the board of directors or the chairman of our board of directors or Nominating and Corporate Governance Committee, by submitting a written communication to the attention of such director at the following address:

c/o Karuna Therapeutics, Inc.

33 Arch Street, Suite 3110

Boston, Massachusetts 02110

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, supplier, or other interested party.

A copy of any such written communication may also be forwarded to the Company’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with the Company’s legal counsel, with independent advisors, with non-management directors, or with the Company’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.

The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Leadership Structure and Risk Oversight

Our board of directors is currently chaired by our Chief Executive Officer, Dr. Paul. Our corporate governance guidelines provide that, if the Chairman of the board of directors is a member of management or does not otherwise qualify as independent, the independent directors of the board may or may not elect a lead independent director. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future, as it deems appropriate.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Executive Compensation

This section describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers for the year ended December 31, 2019. We are an “emerging growth company,” within the meaning of the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act. Our named executive officers for 2019 were Steven Paul, Andrew Miller and Troy Ignelzi. This section also provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by and paid during the fiscal year ended December 31, 2019 for each of our named executive officers. The following table also presents information regarding the compensation awarded to, and earned by, and paid to each such individual during the fiscal year ended December 31, 2018, to the extent such individual was a named executive officer for such year.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Compensation ($)		All Other Compensation ($)(2)		Total ($)
Steven Paul, M.D.(3)	2019	495,248	—		9,157,101	390,000	(4)	8,400		10,050,749
Chief Executive Officer, President and Chairman	2018	204,567	—		660,811	102,284	(4)	6,137		973,799
Andrew Miller, Ph.D.	2019	392,392	—		698,426	348,024	(5)	8,400		1,447,242
Chief Operating Officer	2018	262,485	—		112,527	191,870	(5)	8,250		575,132
Troy Ignelzi (6)	2019	333,333	3,000	(7)	278,820	213,333	(4)	113,413	(8)	941,899
Chief Financial Officer

(1)

The amounts reported represent the aggregate grant date fair value of the stock options granted to such named executive officers during 2019 and 2018 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 24, 2020 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our option awards.

(2)	Amounts reported reflect our matching contributions to 401(k) plans.
(3)	Dr. Paul also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.
(4)	Amounts reported reflect the annual cash incentive bonus paid based upon achievement of certain corporate performance objectives described below under “Annual Cash Incentive Bonus.”
(5)

The amounts reported reflect the annual cash incentive bonus paid based upon achievement of certain corporate performance objectives described below under “Annual Cash Incentive Bonus, as well as a bonus of $100,000 in connection with the closing of our Series B financing and a bonus of $100,000 in connection with the closing of our Series A financing in 2019 and 2018, respectively.

(6)	Mr. Ignelzi commenced employment with us in 2019 and, accordingly, his base salary and non-equity incentive compensation amounts have been prorated to reflect his partial year of service.
(7)	Represents a one-time referral bonus.
(8)	The amount reported includes $55,013 in commuting expenses reimbursed by the Company, a relocation bonus of $50,000 and $8,400 of matching contributions to our 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Elements of Compensation

Base salary

Our Compensation Committee or board of directors reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

From January 1, 2019 until the closing of our initial public offering on July 2, 2019, Steven Paul, M.D., Andrew Miller, Ph.D., and Troy Ignelzi had their base salaries set at annual rates of $475,000, $375,000, and $400,000, respectively. Following the closing of our initial public offering on July 2, 2019 and through December 31, 2019, Steven Paul, M.D., Andrew Miller, Ph.D., and Troy Ignelzi had their base salaries set at annual rates of $500,000, $400,000, and $400,000, respectively.

Annual cash incentive bonuses

Our annual bonus program is intended to reward our named executive officers for meeting individual and/or corporate performance goals for a fiscal year. In the first quarter of 2019, our board of directors set our corporate performance goals for 2019, which goals related to product development, funding and corporate development, and other general corporate goals. For 2019, the target bonus for Dr. Paul was 50% of his base salary, for Dr. Miller 40% of his base salary and for Mr. Ignelzi 40% of his base salary. In February 2020, our board of directors determined that the Company had achieved its corporate goals at 160%.

Equity-Based Compensation. Although we do not have a formal policy with respect to the grant of equity incentive awards to our named executive officers, we believe that equity grants provide our named executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our named executive officers and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incents our named executive officers to remain in our employment during the vesting period. We also believe that equity grants with performance-based vesting incent our executives to achieve specified performance goals. Our board of directors intends to periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options.

401(k) Plan

In 2019 and 2018, we participated in a 401(k) retirement plan sponsored by PureTech Health, our shareholder, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees were eligible to participate, beginning two months after the commencement of their employment. The 401(k) plan included a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit and have the amount of the reduction contributed to the 401(k) plan. In 2019 and 2018, we contributed to each employee’s 401(k) account, in the first quarter of each year, 3% of his or her eligible earnings from the prior year.

Beginning in 2020, we will be administering our own 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees will be eligible to participate, beginning two months after the commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit and have the amount of the reduction contributed to the 401(k) plan.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Health and Welfare Benefits

All of our full-time employees, including our executive officers, are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and disability for all of our employees, including our executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Employment arrangements with our named executive officers

We have entered into employment agreements with each of our named executive officers, which became effective upon the closing of our initial public offering. Except as noted below, these employment agreements provide for “at will” employment.

Employment Agreement with Steven Paul, M.D.

Under the amended and restated employment agreement with Steven Paul, M.D., Dr. Paul’s base salary was initially set at $500,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 50% of his base salary. Dr. Paul is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Dr. Paul’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Dr. Paul resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, payable in substantially equal installments over 12 months following his termination, (ii) his pro-rated target bonus, (iii) acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Paul that would have vested in the 12 months following his termination, and (iv) if Dr. Paul elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of his COBRA health continuation period. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Paul’s employment is terminated by us without cause or Dr. Paul resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 18 months of his base salary, plus 150% of his annual target bonus, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Paul on the termination date, and (iii) if Dr. Paul elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 18 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Paul’s COBRA health continuation period.

The payments and benefits provided to Dr. Paul under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Paul in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Dr. Paul has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Paul’s employment and for 12 months thereafter.

Employment Agreement with Andrew Miller, Ph.D.

Under the amended and restated employment agreement with Andrew Miller, Ph.D., Dr. Miller’s base salary was initially set at $400,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 40% of his base salary. Dr. Miller is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Dr. Miller’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Dr. Miller resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, (ii) his pro-rated target bonus, and (iii) if Dr. Miller elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of nine months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Miller’s COBRA health continuation period. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Miller’s employment is terminated by us without cause or Dr. Miller resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, plus his annual target bonus, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Dr. Miller on the termination date, and (iii) if Dr. Miller elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Dr. Miller’s COBRA health continuation period.

The payments and benefits provided to Dr. Miller under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Miller in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Dr. Miller has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Miller’s employment and for 12 months thereafter.

Employment Agreement with Troy Ignelzi

Under the amended and restated employment agreement with Troy Ignelzi, Mr. Ignelzi’s base salary was initially set at $400,000, which will be reviewed annually by our compensation committee, and he will be eligible to earn annual incentive compensation with a target amount equal to 40% of his base salary. Mr. Ignelzi is also eligible to participate in the employee benefit plans available to our employees, including our stock option plan, subject to the terms of those plans.

Mr. Ignelzi’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Mr. Ignelzi resigns for “good reason” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, payable in substantially equal installments over nine months following his termination, (ii) his pro-rated target bonus, and (iii) if Mr. Ignelzi elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of nine months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Mr. Ignelzi’s COBRA health continuation period. In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. Ignelzi’s employment is terminated by us without cause or Mr. Ignelzi resigns for good reason, in either case within 12 months following a

“change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 12 months of his base salary, plus his annual target bonus, (ii) full acceleration of vesting of all time-based stock options and other stock-based awards held by Mr. Ignelzi on the termination date, and (iii) if Mr. Ignelzi elects continuation of health coverage under COBRA, continued health coverage at the active employees’ rate until the earlier of 12 months following his termination, the date he becomes eligible for group medical benefits with another employer or the end of Mr. Ignelzi’s COBRA health continuation period.

The payments and benefits provided to Mr. Ignelzi under his employment agreement in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Ignelzi in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.

In addition, Mr. Ignelzi has executed an Employee Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement which contain certain restrictive covenants, including, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Ignelzi’s employment and for 12 months thereafter.

Outstanding equity awards at December 31, 2019

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2019.

	Option Awards
Name	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date
Steven Paul, M.D.	3/4/2011	292,207	(1)	—	0.11	3/3/2021
	2/28/2018	35,814	(2)	35,814	7.04	4/29/2028
	3/15/2019	64,466	(3)	—	7.04	4/29/2028
	6/15/2018	784,555	(4)	—	7.27	8/8/2028
	3/15/2019	449,463	(5)	—	9.20	3/20/2029
	3/15/2019	87,494	(6)	—	9.20	3/28/2029
	3/15/2019	15,205	(7)	—	9.20	4/7/2029
	6/15/2019	616,703	(8)	—	16.00	6/26/2029
	6/15/2019	71,121	(9)	—	20.02	6/27/2029
Andrew Miller, Ph.D.	5/31/2016	17,857	(10)	—	2.92	5/30/2026
	7/18/2016	140,625	(11)	20,089	2.92	10/11/2026
	8/15/2018	57,143	(12)	49,999	7.27	8/8/2028
	3/21/2019	109,658	(13)	255,866	9.20	3/20/2029
Troy Ignelzi	3/1/2019	—	(14)	273,794	9.20	3/20/2029
	3/1/2019	3,603	(15)	10,807	9.20	3/28/2029
	3/1/2019	627	(16)	1,878	9.20	4/7/2029

(1)	This option was granted on March 4, 2011 and vested as to 20% of the shares on the date of grant, with an additional 20% vesting on each anniversary thereof.
(2)

This option vests as to 1/6th of the shares underlying the option award on each six month anniversary of February 28, 2018. Pursuant to Dr. Paul’s employment agreement, this option shall accelerate (i) in full in the event Dr. Paul’s employment is terminated in certain circumstances within 12 months following a change in control and (ii) as if Dr. Paul had provided an additional 12 months of service in the event Dr. Paul’s employment is terminated in certain circumstances other than within 12 months following a change in control.

(3)	This option vested in full upon the closing of our Series B financing in March 2019.
(4)

This option vested as to 1/30th of the shares underlying the option award on each one month anniversary of June 15, 2018. An additional 274,594 shares vested upon closing of our Series B financing in March 2019, and an additional 50% of those shares that remained unvested upon closing of our initial public offering vested upon closing of the offering.

(5)

This option was granted on March 21, 2019 and vested as to 65% of the shares on the vesting commencement date of March 15, 2019, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary of March 15, 2019. An additional 50% of those shares that remained unvested upon closing of our initial public offering vested upon closing of the offering.

(6)

This option was granted on March 29, 2019 and vested as to 65% of the shares on the vesting commencement date of March 15, 2019, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary of March 15, 2019. An additional 50% of those shares that remained unvested upon closing of our initial public offering vested upon closing of the offering.

(7)

This option was granted on April 8, 2019 and vested as to 65% of the shares on the vesting commencement date of March 15, 2019, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary of June 15, 2019. An additional 50% of those shares that remained unvested upon closing of our initial public offering vested upon closing of the offering.

(8)

This option was granted on June 27, 2019 and vested as to 87.5% of the shares on the vesting commencement date of June 15, 2019, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary of June 15, 2019.

(9)

This option was granted on June 28, 2019 and vested as to 87.5% of the shares on the vesting commencement date of June 15, 2019, with additional vesting as to 1/30th of the shares underlying the option award on each one month anniversary of June 15, 2019.

(10)	This option was granted on May 31, 2016 and was vested in full on the date of grant.
(11)

This option vested as to 1/16th of the shares underlying the option award on the vesting commencement date and as to an additional 1/16th of the shares on each three month anniversary thereof. Following a change in control, 50% of the then-unvested shares underlying this option shall accelerate and vest in full as of such date.

(12)

This option vests as to 1/30th of the shares underlying the option award on each one month anniversary of the vesting commencement date. Pursuant to Dr. Miller’s employment agreement, in the event Dr. Miller’s employment terminates in certain circumstances following a change in control, the then-unvested shares underlying this option shall accelerate and vest in full as of such date.

(13)

This option vested as to 1/30th of the shares underlying the option award on each one month anniversary of the grant date. Pursuant to Dr. Miller’s employment agreement, in the event Dr. Miller’s employment terminates in certain circumstances following a change in control, the then-unvested shares underlying this option shall accelerate and vest in full as of such date.

(14)

This option vested as to 25% of the shares on the first anniversary of the vesting commencement date, with additional vesting as to 12.5% of the shares underlying the option award on each six month period following the first anniversary of the vesting commencement date. Pursuant to Mr. Ignelzi’s employment agreement, in the event Mr. Ignelzi’s employment terminates in certain circumstances following a change in control, the then-unvested shares underlying this option shall accelerate and vest in full as of such date.

(15)

This option vests as to 1/36th of the shares underlying the option award on each one month anniversary following the vesting commencement date. Pursuant to Mr. Ignelzi’s employment agreement, in the event Mr. Ignelzi’s employment terminates in certain circumstances following a change in control, the then-unvested shares underlying this option shall accelerate and vest in full as of such date.

(16)

This option vests as to 1/36th of the shares underlying the option award on each one month anniversary of March 1, 2019. Pursuant to Mr. Ignelzi’s offer letter, in the event Mr. Ignelzi’s employment terminates in certain circumstances following a change in control, the then-unvested shares underlying this option shall accelerate and vest in full as of such date.

Director Compensation

The following table sets forth the compensation we paid to our non-employee directors during the year ended December 31, 2019. Steven Paul, M.D., our Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Paul as an employee during the year ended December 31, 2019 is presented in “Summary Compensation Table” above.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Christopher J. Coughlin (2)	—	—		—		—		—
Bharat Chowrira, J.D., Ph.D. (3)	—	—		—		—		—
Eric Elenko, Ph.D. (4)	—	—		—		—		—
Edmund Harrigan, M.D.	28,750	1,153,908	(5)	82,025	(6)	—		1,264,683
James Healy, M.D., Ph.D. (7)	25,000	—		115,363		—		140,363
Jeffrey Jonas, M.D. (8)	19,500	—		113,018		—		132,518
Joep Muijrers, Ph.D.(9)	—	—		—		—		—
Stephen Muniz, J.D. (10)	—	—		—		—		—
Robert Nelsen (11)	20,000	—		57,682		—		77,682
Atul Pande, M.D. (12)	26,250	—		125,689		9,000	(13)	160,939
Heather Preston, M.D. (14)	25,250	—		57,682		—		82,932
Bennett Shapiro, M.D. (15)	—	—		—		—		—

(1)

The amounts reported represent the aggregate grant date fair value of restricted stock units and stock options granted during 2019 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See Note 9 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 24, 2020 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our equity awards.

(2)	Mr. Coughlin was elected to our board of directors on April 24, 2020 and did not receive any compensation from the Company during the year ended December 31, 2019.
(3)	Dr. Chowrira resigned from our board of directors on December 2, 2019. As of December 31, 2019, Dr. Chowrira held no options to purchase our common stock.
(4)

Dr. Elenko resigned from our board of directors effective immediately prior to the effectiveness of the registration statement on Form S-1 for our initial public offering, on June 27, 2019. As of December 31, 2019, Dr. Elenko held no options to purchase our common stock.

(5)	Dr. Harrigan was granted 105,163 fully vested restricted stock units in May 2019, which were delivered in March 2020.
(6)	As of December 31, 2019, Dr. Harrigan held options to purchase an aggregate of 51,964 shares of our common stock, 22,322 shares of which were vested on such date.
(7)	As of December 31, 2019, Dr. Healy held options to purchase an aggregate of 32,500 shares of our common stock, none of which were vested on such date.
(8)	As of December 31, 2019, Dr. Jonas held options to purchase an aggregate of 77,572 shares of our common stock, 15,331 shares of which were vested on such date.
(9)

Dr. Muijrers resigned from our board of directors effective immediately prior to the effectiveness of the registration statement on Form S-1 for our initial public offering, on June 27, 2019. As of December 31, 2019, Dr. Muijrers held no options to purchase our common stock.

(10)	Mr. Muniz resigned from our board of directors on March 21, 2019. As of December 31, 2019, Mr. Muniz held no options to purchase our common stock.

(11)	As of December 31, 2019, Mr. Nelsen held options to purchase an aggregate of 16,250 shares of our common stock, none of which were vested on such date.
(12)	As of December 31, 2019, Dr. Pande held options to purchase an aggregate of 68,214 shares of our common stock, 28,572 shares of which were vested on such date.
(13)	Dr. Pande was paid $9,000 in 2019 related to his service as a member of our Scientific Advisory Board.
(14)	As of December 31, 2019, Dr. Preston held options to purchase an aggregate of 16,250 shares of our common stock, none of which were vested on such date.
(15)	Dr. Shapiro resigned from our board of directors on March 21, 2019. As of December 31, 2019, Dr. Shapiro held no options to purchase our common stock.

In connection with our initial public offering in July 2019, our board of directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy as amended, all non-employee directors are paid cash compensation from and after the completion of our initial public offering, as set forth below:

Annual Retainer
Board of Directors:
All non-employee members	$35,000
Audit Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Compensation Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Nominating and Corporate Governance Committee:
Chairman	$8,000
Non-Chairman members	$4,000

Under the policy, upon initial election or appointment to the board of directors, new non-employee directors will receive a one-time stock option grant to purchase 25,000 shares of our common stock, which will vest in equal monthly installments over three years. In each subsequent year of a non-employee director’s tenure, the director will receive an annual equity grant of options to purchase 12,500 shares of our common stock, which vests in full upon the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders. If either an initial equity award or an annual equity award is in the form of a nonqualified stock option, then the exercise price will equal the fair market value of our common stock, as measured by reference to market quotations on Nasdaq, as of the grant date. Vesting of any equity award will cease if a director resigns from our board of directors or otherwise ceases to serve as a director, unless the board of directors determines that circumstances warrant continuation of vesting.

In addition, each non-employee director is paid an annual retainer of $35,000 for their services. Non-employee directors serving on committees of our board of directors are entitled to an additional annual payment, as set forth in the table above. Such cash retainers are paid quarterly, and may be pro-rated based on the number of actual days served by the director during such calendar quarter.

Compensation risk assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the amount of common stock of the Company beneficially owned, directly or indirectly, as of April 24, 2020, by (i) each current director of the Company, (ii) each named executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of common stock of the Company, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount. All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted.

Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities. As of April 24, 2020, the Company had 26,130,120 shares of common stock outstanding. Shares of common stock subject to options that are currently exercisable or are exercisable within 60 days after April 24, 2020 are considered to be outstanding for purposes of computing the percentage ownership of the persons holding these options but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed below is c/o Karuna Therapeutics, Inc., 33 Arch Street, Suite 3110, Boston, Massachusetts 02110.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% Stockholders
PureTech Health LLC (1)	5,295,397		20.3%
Fidelity Management & Research(2)	3,881,713		14.9%
ARCH Ventures (3)	3,362,872		12.9%
Sofinnova Investments (4)	1,885,602		7.2%

Directors and Named Executive Officers
Steven Paul, M.D. (5)	2,535,452		8.9%
Andrew Miller, Ph.D. (6)	389,904		1.5%
Troy Ignelzi (7)	67,998	*
Christopher J. Coughlin (8)	1,388	*
Edmund Harrigan, M.D. (9)	148,199	*
James Healy, M.D., Ph.D. (10)	1,918,102		7.3%
Jeffrey Jonas, M.D. (11)	39,246	*
Robert Nelsen (12)	16,250	*
Atul Pande, M.D. (13)	68,214	*
Heather Preston, M.D. (14)	21,700	*
All executive officers and directors as a group (10 persons) (15)	5,295,417		18.1%

*	Represents holdings of less than 1%.
(1)

Voting and investment power over the shares held by PureTech Health LLC is exercised by its parent entity, PureTech Health plc. The board of directors of PureTech Health plc consists of Dr. Raju Kucherlapati, Dr. John LaMattina, Dr. Robert Langer, Dame Marjorie Scardino, Dr. Bennett Shapiro, Mr. Christopher Viehbacher, Ms. Daphne Zohar and Mr. Stephen Muniz. None of the members of the board of directors of PureTech Health plc or PureTech Health LLC has individual voting or investment power with respect to such shares. The address for PureTech Health LLC and the individuals listed above is c/o PureTech Health LLC, 6 Tide Street, Boston, MA 02210.

(2)	The address of Fidelity Management & Research is 245 Summer Street, Boston, MA 02210.
(3)	The address of ARCH Ventures is 8755 W. Higgins Road, Suite 1025, Chicago, IL 60631.
(4)

All shares held by Sofinnova Venture Partners X, L.P. (“SVP X”). Sofinnova Management X, L.L.C. (“SM X”), the general partner of SVP X, may be deemed to have sole voting power, and Dr. Michael F. Powell, Dr. James I. Healy, and Dr. Anand Mehra, the managing members of SM X, may be deemed to have shared power to vote these shares. Such individuals disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of Sofinnova Investments is 3000 Sand Hill Road, Building 4, Suite 250 Menlo Park, CA 94025.

(5)	Consists of (a) 106,485 shares of common stock and (b) 2,428,967 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(6)	Consists of 389,904 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(7)	Consists of 67,998 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(8)	Consists of 1,388 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(9)	Consists of (a) 105,163 shares of common stock and (b) 43,036 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(10)

Consists of (a) 32,500 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020 and (b) the shares set forth in footnote (4) above. Dr. Healy is a managing partner of SM X and a member of our board of directors.

(11)	Consists of 39,246 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(12)	Consists of 16,250 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(13)	Consists of 68,214 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(14)	Consists of (a) 5,450 shares of common stock and (b) 16,250 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 24, 2020.
(15)	Consists of (i) 2,110,200 shares of common stock and (ii) options to purchase 3,185,217 shares of common stock that are exercisable within 60 days of April 24, 2020.

Equity compensation plan information

The following table presents aggregate summary information as of December 31, 2019, regarding the common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans:

	Column (A)	Column (B)	Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	4,614,544	$8.94	1,043,399	(2)
Equity Compensation Plans Not Approved by Stockholders	—	$—	—

Total	4,614,544	$8.94	1,043,399	(3)

(1)	These plans consist of our 2009 Stock Incentive Plan, or 2009 Plan, 2019 Stock Option and Incentive Plan, or 2019 Plan, and 2019 Employee Stock Purchase Plan, or ESPP.
(2)

As of December 31, 2019, (i) 829,670 shares remained available for future issuance under our 2019 Plan and (ii) 213,729 shares remained available for future issuance under our ESPP. No shares remained available for future issuance under the 2009 Plan as of December 31, 2019. Our 2019 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2019 Plan to be added on the first day of each fiscal year, starting with fiscal year 2020, in an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors. Our ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the ESPP to be added on the first day of each fiscal year, starting in fiscal year 2020, in an amount equal to 1% of the total number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors.
(3)

This amount excludes 1,040,510 shares of common stock that became issuable under the 2019 Plan on January 1, 2020 and 260,127 shares of common stock that became issuable under the ESPP on January 1, 2020, in each case pursuant to the evergreen provisions of the 2019 Plan and ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Other than the compensation agreements and other arrangements described in “Executive Compensation” and elsewhere in this Proxy Statement and the relationships and transactions described below, since January 1, 2018, there was no transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of our capital stock or any member of their immediate families had or will have a direct or indirect material interest.

Issuance of Common Stock Warrant

In October 2016, we issued a warrant, or the Warrant, to purchase 19,998 shares of our common stock at a price of $2.92 per share to PureTech Health LLC, or PureTech Health. On July 31, 2018, PureTech Health partially exercised the Warrant and purchased 12 shares of common stock for an aggregate exercise price of $37.90. On March 18, 2019, PureTech Health exercised the remaining portion of the Warrant and purchased 19,986 shares for an aggregate exercise price of $58,328.

Issuance of Convertible Promissory Notes to PureTech Health

On August 31, 2017, we issued a convertible promissory note, or the Initial August 2017 Note, to PureTech Health in the principal amount of $345,819. On the same date, we issued a second convertible promissory note, or the Second August 2017 Note, and together with the Initial August 2017 Note, the 2017 Notes, to PureTech Health in the principal amount of up to $6.5 million. The Second August 2017 Note was payable in installments, with $3.5 million of the note drawn down upon execution of the note and an additional $3.0 million drawn down upon our receipt of permission from the FDA to dose a second cohort in our Phase 2 clinical trial and confirmation that a material adverse event had not occurred. This second draw down occurred in January 2018. In June 2018, we issued an additional convertible promissory note to PureTech Health in the principal amount of $4.0 million, or the 2018 Note. The 2017 Notes and the 2018 Note accrued interest at a rate of 10% per year. The 2017 Notes converted at a 25% discount in our Series A preferred stock financing, as further described below, and the 2018 Notes converted at no discount.

Wellcome Trust Funding Agreement

In July 2015, we entered into a company funding agreement, or the 2015 Wellcome Funding Agreement, with The Wellcome Trust Limited, or Wellcome Trust, pursuant to which we were eligible to receive $3.8 million in gross proceeds upon the achievement of specified milestones. As of December 31, 2017, we had received the full amount of gross proceeds under the 2015 Wellcome Funding Agreement. In June 2018, we entered into another company funding agreement with Wellcome Trust, or the 2018 Wellcome Funding Agreement, to receive up to $8.0 million in gross proceeds upon the achievement of specified milestones. Pursuant to the 2018 Wellcome Funding Agreement, we received $2.0 million in July 2018, $2.7 million in November 2018, $1.6 million in March 2019 and $1.6 million in April 2019. The 2015 Wellcome Funding Agreement and 2018 Wellcome Funding Agreement are together referred to as the Wellcome Funding Agreements.

The outstanding principal under the Wellcome Funding Agreements is convertible into shares of our preferred stock upon certain events, including equity financings, and the discount applied to conversion of the outstanding principal upon an equity financing is 20% for the 2015 Wellcome Funding Agreement and adjusts from 0% to 25% for the 2018 Wellcome Funding Agreement, based on when such conversion occurs, with the discount increasing as time elapses from the effective date of the 2018 Wellcome Funding Agreement.

In August 2018, the outstanding $3.8 million principal balance under the 2015 Wellcome Funding Agreement as well as the initial $2.0 million principal balance under the 2018 Wellcome Funding Agreement were converted to Series A preferred stock in connection with our Series A preferred stock financing, as further described below.

The additional $2.7 million, $1.6 million and $1.6 million we received in November 2018, March 2019 and April 2019, respectively, pursuant to the 2018 Wellcome Funding Agreement, converted into Series B preferred stock in our Series B preferred stock financing at either a 15% or 25% discount in March and April 2019, as further described below. We are eligible to receive up to an aggregate of $128,855 in future funding under the terms of the 2018 Wellcome Funding Agreement, which would be payable at our option upon the achievement of a specified clinical milestone.

Series A Preferred Stock Financing

In August 2018, we issued and sold an aggregate of 3,126,700 shares of Series A preferred stock at a price per share of $13.46, for an aggregate purchase price of approximately $42.1 million. Included in this amount was approximately $26.1 million of outstanding principal, interest and discount on convertible promissory notes issued between May 2011 and June 2018, including the 2017 Notes, and the outstanding principal amount under the Wellcome Funding Agreements, all of which converted into Series A preferred stock in this financing in accordance with their terms.

The following table sets forth the aggregate cash purchase price of the Series A preferred stock purchased by our directors, executive officers and 5% stockholders and their affiliates and the number of shares of our Series A preferred stock issued in consideration of such amounts.

Name	Cash Purchase Price	Number of Shares of Series A Preferred Stock
ARCH Venture Fund IX, L.P.	$7,500,000	557,207
ARCH Venture Fund IX Overage, L.P.	$7,500,000	557,206
Steven Paul, M.D.	$1,000,000	74,294
Total	$16,000,000	1,188,707

The following table sets forth the aggregate principal and interest under the 2017 Notes and the Wellcome Funding Agreements converted by PureTech Health and Wellcome Trust, respectively, as 5% stockholders, and the number of shares of our Series A preferred stock issued upon conversion of such securities.

Name	Principal, Interest and Discount	Number of Shares of Series A Preferred Stock Issued Upon Conversion
PureTech Health LLC	$18,155,036	1,348,814
The Wellcome Trust Limited	$6,811,097	506,025

Series B Preferred Stock Financing

In March and April 2019, we issued and sold an aggregate of 5,422,845 shares of Series B preferred stock at a price per share of $15.14, for an aggregate purchase price of approximately $82.1 million. Included in this amount was approximately $5.8 million of outstanding principal loaned to us subsequent to the Series A financing pursuant to the 2018 Wellcome Funding Agreement, which converted into Series B preferred stock in this financing at either a 15% or 25% discount in accordance with the terms of the 2018 Wellcome Funding Agreement.

The following table sets forth the aggregate cash purchase price of the Series B preferred stock purchased by our directors, executive officers and 5% stockholders and their affiliates and the number of shares of our Series B preferred stock issued in consideration of such amounts.

Name	Cash Purchase Price	Number of Shares of Series B Preferred Stock
PureTech Health LLC	$5,000,000	330,250
ARCH Venture Fund IX, L.P.	$10,000,000	660,502
ARCH Venture Fund IX Overage, L.P.	$10,000,000	660,501
Sofinnova Venture Partners X, L.P.	$12,000,000	792,602
Total	$37,000,000	2,443,855

The following table sets forth the aggregate principal and interest under the 2018 Wellcome Funding Agreement converted by The Wellcome Trust, as a 5% stockholder, and the number of shares of our Series B preferred stock issued upon conversion.

Name	Aggregate Principal and Discount	Number of Shares of Series B Preferred Stock Issued Upon Conversion
The Wellcome Trust Limited	$7,101,977	469,087

Initial Public Offering

On July 2, 2019, we closed our initial public offering, pursuant to which we issued and sold 6,414,842 shares of our common stock, including full exercise of the underwriters’ over-allotment option to purchase an additional 836,718 shares, at a public offering price of $16.00 per share. The following table sets forth the aggregate cash purchase price of the common stock purchased by our directors, executive officers and 5% stockholders and their affiliates and the number of shares of our common stock issued in consideration of such amounts. Such purchases were made through the underwriters at the initial public offering price of $16.00 per share.

Name	Cash Purchase Price	Number of Shares of Common Stock
ARCH Venture Fund IX, L.P.	$1,600,000.00	100,000
ARCH Venture Fund IX Overage, L.P.	$1,600,000.00	100,000
Pivotal bioVenture Partners Fund I, L.P.	$7,040,000.00	440,000
Sofinnova Venture Partners X, L.P.	$11,200,000.00	700,000
Total	$21,440,000.00	1,340,000

Patent License Agreement with PureTech Health LLC

In March 2011, we entered into an exclusive license agreement, or the Patent License Agreement, with PureTech Health, pursuant to which PureTech Health granted us an exclusive license to patents relating to combinations of a muscarinic activator with a muscarinic inhibitor for the treatment of central nervous system disorders. In connection with the Patent License Agreement, we have agreed to make milestone payments to PureTech Health of up to an aggregate of $10.0 million upon the achievement of specified developmental, regulatory and commercial milestones. In addition, we are obligated to pay PureTech Health low single-digit royalties on the worldwide net sales of any commercialized product covered by the licenses granted under the Patent License Agreement. In the event that we sublicense any of the patent rights granted under the Patent License Agreement, we will be obligated to pay PureTech Health royalties within the range of 15-25% on any income we receive from the sublicensee, excluding royalties. We have not paid any fees to date to PureTech Health to date pursuant to the Patent License Agreement.

Pursuant to an allocation agreement, dated March 4, 2011 between PureTech Health and Edmund Harrigan, M.D., a member of our board of directors and our Chief Executive Officer from January 2011 until February 2012, Dr. Harrigan will receive an amount equal to less than 2.0% of any consideration we pay to PureTech Health pursuant to the terms of the Patent License Agreement.

PureTech Health Shared Resources

PureTech Health is a founder of our company and in that capacity has provided us with strategic medical, clinical and scientific advice pursuant to a business services, personnel and information management agreement. In addition, we shared certain administrative resources with PureTech Health, including human resources support, and we participated in various insurance and benefit plans maintained by PureTech Health. As of January 1, 2020, we no longer leveraged administrative resources or participated in insurance or benefit plans maintained by PureTech Health. In the years ended December 31, 2018 and 2019, PureTech Health has invoiced us at cost for such services, with such amounts totaling $216,000 and $40,000, respectively. In addition, PureTech Health periodically invoices us for reimbursement of out of pocket expenses reasonably incurred on our behalf in connection with providing such business services.

Investors’ Rights Agreement

We are a party to an amended and restated investors’ rights agreement, dated as of March 15, 2019, with holders of our preferred stock, including some of our 5% stockholders and entities affiliated with our directors. Such holders consisted of entities affiliated with PureTech Health, ARCH Ventures, Wellcome Trust and Sofinnova Investments, each a 5% stockholder. Each of PureTech Health and ARCH Ventures has appointed representatives to our board of directors. The investor rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. See “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

Voting Agreement

We were a party to an amended and restated voting agreement, dated as of March 15, 2019, with holders of our preferred stock, including some of our 5% stockholders and entities affiliated with our directors. Such holders consisted of entities affiliated with PureTech Health, ARCH Ventures, Wellcome Trust and Sofinnova Investments, each a 5% stockholder. Each of PureTech Health and ARCH Ventures have appointed representatives to our board of directors. The voting agreement provided the holders the right to elect certain directors to the Board. Pursuant to the voting agreement, we agreed to appoint to our board of directors three representatives designated by PureTech Health, who were Bharat Chowrira, Eric Elenko and Joep Muijrers, and one representative designated by an entity affiliated with ARCH Ventures, who is Robert Nelsen. The voting agreement terminated upon completion of our initial public offering.

Right of First Refusal and Co-Sale Agreement

We were a party to an amended and restated right of first refusal and co-sale agreement, dated as March 15, 2019, with holders of our preferred stock, including some of our 5% stockholders and entities affiliated with our directors. Such holders consisted of entities affiliated with PureTech Health, ARCH Ventures, Wellcome Trust and Sofinnova Investments, each a 5% stockholder. Each of PureTech Health and ARCH Ventures appointed representatives to our board of directors. The right of first refusal and co-sale agreement provided the key holders the right to purchase all or any portion of transfer stock, as well as the right of co-sale and participate in any proposed transfers. The agreement terminated upon completion of our initial public offering.

Executive Officer and Director Compensation

See the section entitled “Executive Compensation” for information regarding compensation of our executive officers and directors.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our Company or that person’s status as a member of our board of directors, to the maximum extent allowed under Delaware law.

Policies and Procedures for Related Person Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, each a related party. Prior to our initial public offering, the material facts as to the related party’s relationship or interest in the transaction were disclosed to our board of directors prior to their consideration of such transaction, and the transaction was not considered approved by our board of directors unless a majority of the directors who were not interested in the transaction approved the transaction. Further, when stockholders were entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction were disclosed to the stockholders, who were asked to approve the transaction in good faith.

In connection with our initial public offering we adopted a written related party transactions policy that such transactions must be approved by our audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

AUDIT COMMITTEE REPORT

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the board of directors (the “Board”) of Karuna Therapeutics, Inc. (the “Company”). The Audit Committee currently consists of the three directors whose names appear below. None of the members of the Audit Committee is an officer or employee of the Company, and the Board has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”). Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Dr. Healy as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s financial statements for the fiscal year ended December 31, 2019 and met with management, as well as with representatives of KPMG LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of KPMG LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of KPMG LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019 be included in its Annual Report on Form 10-K for the year ended 2019.

The information contained in this Audit Committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Respectfully submitted by the
Audit Committee,

James Healy, M.D., Ph.D.
Heather Preston, M.D. Jeffrey Jonas, M.D.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, has been selected by the Audit Committee as auditors for the Company for the fiscal year ending December 31, 2020. KPMG LLP has served as the independent registered public accounting firm for the Company since 2016. A representative of KPMG LLP is expected to virtually attend the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. The selection of KPMG LLP as our independent registered public accounting firm will be ratified if the votes cast FOR exceed the votes cast AGAINST the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter. Abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain this firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by KPMG LLP for the fiscal years ended December 31, 2019 and 2018.

Fee Category	Year ended December 31, 2019	Year ended December 31, 2018
Audit Fees (1)	$786,415	$280,000
Audit-Related Fees	—	—
All Other Fees	—	—

Total	$786,415	$280,000

(1)

“Audit Fees” consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, our initial public offering which closed in July 2019, our follow-on offering which closed in November 2019, and other professional services provided in connection with regulatory filings.

Pre-Approval Policies and Procedures

The Company’s Audit Committee has adopted procedures requiring the pre-approval of all non-audit services performed by the Company’s independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid for such services and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

Voting Requirement to Approve Proposal

For Proposal 2, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2 ON YOUR PROXY CARD)

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2019, our board of directors adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our Audit Committee.

A current copy of our Code of Business Conduct and Ethics is posted on our website at www.karunatx.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

STOCKHOLDER PROPOSALS

Stockholder Recommendations for Director Nominations

Our amended and restated bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of our stockholders, a stockholder must give written notice to our corporate secretary at Karuna Therapeutics, Inc., 33 Arch Street, Suite 3110, Boston, Massachusetts 02110, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2021 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 30, 2020. Such proposals must be delivered to our corporate secretary at Karuna Therapeutics, Inc., 33 Arch Street, Suite 3110, Boston, Massachusetts 02110.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document the Company files with the SEC on our website at www.karunatx.com under the “Investors & Media” menu.

You should rely on the information contained in this document to vote your shares at the Annual Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 29, 2020. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, or by way of the SEC’s website, http://www.sec.gov.

We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC. Requests for such copies should be addressed to:

Karuna Therapeutics, Inc. 33 Arch Street, Suite 3110
Boston, Massachusetts 02110
(857) 449-2244
Attention: Troy Ignelzi, Secretary

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice of Internet Availability and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. This request may be submitted by contacting Karuna Therapeutics, Inc., 33 Arch Street, Suite 3110, Boston, Massachusetts 02110, (857) 449-2244, Attention: Troy Ignelzi, Secretary. The Company will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact our Secretary using the above contact information if he or she would like to receive separate proxy statements, notice of internet availability and annual reports in the future. If you are receiving multiple copies of our annual reports, notice of internet availability and proxy statements, you may request householding in the future by contacting our Secretary.

OTHER BUSINESS

The board of directors knows of no business to be brought before the 2020 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2020 Annual Meeting unless they receive instructions from you with respect to such matter.

VOTE BY INTERNET - www.proxyvote.com
KARUNA THERAPEUTICS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D07814-P33806 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KARUNA THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Director

1. Election of Director

Nominee:	For		Withhold

1a. Heather Preston, M.D.	☐		☐

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain

2. Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.				☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write			☐
them on the back where indicated.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

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D07815-P33806

KARUNA THERAPEUTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
June 15, 2020 11:30 am

The stockholder(s) hereby appoint(s) Steven Paul, M.D., Andrew Miller, Ph.D., and Troy Ignelzi, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Karuna Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held online at 11:30 am, Eastern Time on June 15, 2020, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE